Exhibit 21.1

Subsidiaries of Krispy Kreme, Inc.
As of December 28, 2025

Name of Subsidiary		Jurisdiction of Formation
1.	1456212 Ontario Inc.	Canada
2.	Awesome Doughnut, LLC	Delaware
3.	Cotton Parent, Inc.	Delaware
4.	Glaseadas Originales S.L.	Spain
5.	Glaze International Holding Ltd.	England & Wales
6.	Glazed Brasil, S.A.	Brazil
7.	HDN Development Corporation	Kentucky
8.	HDN Motor Coach, LLC	North Carolina
9.	KK Canada AcquisitionCo Inc.	Canada
10.	KK Canada HoldCo ULC	British Columbia
11.	KK Canada Holdings, LLC	Delaware
12.	Krispy K Canada Inc.	Canada
13.	Krispy Kreme Australia PTY Ltd.	Australia
14.	Krispy Kreme Doughnut Corporation	North Carolina
15.	Krispy Kreme Doughnut Japan Co., Ltd.	Japan
16.	Krispy Kreme Doughnuts DMCC	United Arab Emirates
17.	Krispy Kreme Doughnuts France SAS	Republic of France
18.	Krispy Kreme Doughnuts, Inc.	North Carolina
19.	Krispy Kreme Holding UK Ltd.	England & Wales
20.	Krispy Kreme Holdings PTY Ltd.	Australia
21.	Krispy Kreme Ireland Limited	Republic of Ireland
22.	Krispy Kreme Mexico Holding, S.A. P.I. de C.V.	Mexico
23.	Krispy Kreme Mexico S. de R.L. de C.V.	Mexico
24.	Krispy Kreme New Zealand Limited	New Zealand
25.	Krispy Kreme Servicios Administrativos, S.A. de C.V.	Mexico
26.	Krispy Kreme Texas, LLC	Delaware
27.	Krispy Kreme UK Limited	England & Wales
28.	Original Doughnuts International Limited	England & Wales
29.	Sonoflou, LLC	Delaware
30.	W.K.S. Krispy Kreme, LLC	Delaware